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                                                                  EXHIBIT 10.106






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                            STOCK PURCHASE AGREEMENT

                                   dated as of

                                November 6, 1998

                                  by and among

                       SIERRA MEDICAL TECHNOLOGIES, INC.,

                           COLLAGEN AESTHETICS, INC.,

                                       and

                        LIPOMATRIX, INC., a wholly-owned
                     subsidiary of Collagen Aesthetics, Inc.


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                      Applications for an order granting confidential treatment
                      pursuant to Rule 24b-2 of the Securities and Exchange
                      Act of 1934 has been or will be timely made. Confidential portions of this document have been redacted and marked with an (*) and have been filed with the Securities and Exchange Commission separately with such application.


                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 6th day of November, 1998 by and among Sierra Medical Technologies, Inc., a Delaware corporation (the "Purchaser"), Collagen Aesthetics, Inc., a Delaware corporation (the "Stockholder"), and LipoMatrix, Inc., a British Virgin Islands corporation and wholly-owned subsidiary of the Stockholder (the "Company").

                                    RECITALS

        The Company is in the business of developing and supplying breast implant products with unique safety and other attributes. The Stockholder is the sole owner of all of the Company's outstanding capital stock. Purchaser wishes to purchase from the Stockholder, and the Stockholder wishes to sell to Purchaser, all of the outstanding capital stock of the Company on the terms and conditions set forth herein (the "Purchase").

                                    AGREEMENT

        In consideration of the mutual promises, agreements, warranties and provisions contained in this Agreement, the parties agree as follows:

                                    SECTION 1

                           PURCHASE AND SALE OF STOCK

        1. PURCHASE AND SALE OF STOCK. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below) and the Stockholder agrees to sell to the Purchaser at the Closing, all of the shares of capital stock of the Company outstanding as of the Closing (the "Shares") for an aggregate purchase price (the "Purchase Price") of:

        (a) (*) in immediately available funds;

        (b) a payment of (*) for each unit of triglyceride-filled breast implant product (collectively, the "Products") sold by the Company following the Closing with respect to the first (*) units of Products so sold; and

        (c) running royalties equal to (*) of the Net Revenue (as defined below) from worldwide sales of the Products from the date of Closing by the Company or its successors and assigns. Purchaser's obligations to pay royalties pursuant to this Section 1(c) shall terminate on (*), with respect to Products sold outside of the United States, and on (*), with respect to Products sold within the United States. "Net Revenue" shall mean the amounts received by the Company, or its successors and assigns, from the sale, licensing or other disposition of the Product after deduction of arms-length (a) refunds, replacements and credits for return actually made, (b) trade, quantity or cash discounts actually


*Confidential treatment has been or will be timely requested for a portion of this document.


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        given, (c) costs of shipping containers and packaging and freight and transportation charges actually paid, including shipping insurance premiums actually incurred and (d) sales, use and value-added taxes actually paid.

                                    SECTION 2

                                     CLOSING

        2.     CLOSING.

               2.1 CLOSING DATE. The closing of the Purchase (the "Closing") shall be held at the offices of Collagen Aesthetics, Inc., 1850 Embarcadero Road, Palo Alto, California U.S.A. 94303 at 2:30 p.m. local time on November 6, 1998, or at such other time and place upon which the parties shall agree orally or in writing, such time and date being referred to herein as the "Closing Date."

               2.2 ACTIONS AT THE CLOSING. At the Closing, the Company, the Stockholder and Purchaser shall take such actions and execute and deliver such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including, without limitation, the following:

                      (a) The Stockholder will deliver to Purchaser a certificate or certificates representing all of Stockholder's Shares, together with stock powers duly endorsed in blank for transfer of such Shares to Purchaser, and the Stockholder shall deliver all other documents required of the Stockholder pursuant to the Agreement; and

                      (b) Purchaser will deliver all cash portions of the Purchase Price to the Stockholder by certified check payable to the Stockholder and deliver all other documents required of Purchaser pursuant to this Agreement.

                      (c) The Stockholder and the Company will execute the notification letters in the form attached hereto as Exhibit 2.2(c) and shall deliver such executed letters to the proper authorities in Europe as necessary to permit the Company to continue sales of the Products after the Closing Date.

                                    SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity means any material event, change, condition or effect related to the condition, properties, assets, liabilities, business, operations or results of operations of such entity. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition, properties, assets, liabilities, business, operations, or results of such entity and its




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subsidiaries, taken as a whole, or to prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

        In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due inquiry of its officers reasonably believed to have knowledge of such matters.

        Except as disclosed in a document of the same date as this Agreement and delivered by the Company to Purchaser prior to the execution and delivery of this Agreement and referring to the representations and warranties in this
Section 3 (the "Company Disclosure Schedule"), the Company represents and warrants to Purchaser as follows:

        3.1 ORGANIZATION STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

        3.2 CHARTER DOCUMENTS AND BYLAWS. The Company has made available a true and correct copy of the charter documents and Bylaws, stock records and Board and stockholder actions and consents, as applicable, of the Company, each as amended to date, to Purchaser. The Company is not in violation of any of the provisions of its charter documents or Bylaws or equivalent organizational documents.

        3.3 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 16,000,000 shares of Common Stock and 12,040,818 shares of Preferred Stock, of which 4,040,818 shares have been designated Series A Preferred Stock (the "Series A Preferred") and 8,000,000 shares have been designated Series B Preferred Stock (the "Series B Preferred"). There were issued and outstanding as of the close of business on October 30, 1998, 800,000 shares of Common Stock, 4,040,818 shares of Series A Preferred and 1,980,000 shares of Series B Preferred. Stockholder is, and will be as of the Closing Date, the sole shareholder of the Company. There is no (i) outstanding option, warrant or other right to acquire any shares of the capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company, or (iii) agreement or understanding under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All outstanding shares of the Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to




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preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

        3.4 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Purchaser, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        3.5    NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

               (a) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of the Company, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any filings as may be required under applicable U.S. state securities laws and the securities laws of any other country; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

        3.6 FINANCIAL STATEMENTS. Section 3.6 of the Company Disclosure Schedule includes a true, correct and complete copy of the Company's unaudited financial statements for the fiscal year ended June 30, 1998, and its financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the three-month period ended September 30, 1998 (collectively, the "Financial Statements"). The Financial Statements are unaudited but have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except that they do not have notes thereto) applied on a consistent basis throughout the periods indicated. The Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, which adjustments are not expected to be material The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.




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        3.7 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended September 30, 1998 (the "Company Balance Sheet"), (ii) those incurred in the ordinary course of business, consistent with past practice, and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and consistent with past practice, which liabilities individually and in the aggregate are of a character and magnitude consistent with the ordinary course of business consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

        3.8 ABSENCE OF CERTAIN CHANGES. Since September 30, 1998 (the "Company Balance Sheet Date"), there has not been, occurred or arisen any:

               (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

               (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

               (c) capital expenditure or commitment by the Company, in any individual amount exceeding (*), or in the aggregate, exceeding (*);

               (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of the Company (whether or not covered by insurance) which would constitute a Material Adverse Effect;

               (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

               (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, or any change in policies in making or reversing accruals) by the Company;

               (g)    revaluation by the Company of any of its assets;

               (h) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

               (i) increase in the salary or other compensation payable or to become payable by the Company to any officers, directors, employees or consultants of the Company, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock


*Confidential treatment has been or will be timely requested for a portion of this document.


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options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

               (j) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business and not in excess of (*) either individually or in the aggregate;

               (k) termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which the Company is a party or by which it is bound;

               (l) loan by the Company to any person or entity, or guaranty by the Company of any loan, except for (i) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (ii) trade payables not in excess of (*) either individually or in the aggregate and in the ordinary course of business, consistent with past practices;

               (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, in excess of (*) either individually or in the aggregate;

               (n) commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the Company's or the Company's officers' or directors' knowledge, investigation of the Company or its affairs;

               (o) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 3.12 below) or of infringement by the Company of any third party's Intellectual Property rights;

               (p) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

               (q) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

               (r) any event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Company;

               (s) agreement by the Company, or any officer or employee of the Company on behalf of the Company to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement); or

               (t) any event, or combination of events, described under subsections (c), (j), (l) and (m) above, which, either individually or in the aggregate, exceeds (*).





*Confidential treatment has been or will be timely requested for a portion of this document.


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        3.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Company's knowledge, threatened against the Company or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. There is no judgment, decree or order against the Company or, to the Company's knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company. All litigation to which the Company is a party (or, to the knowledge of the Company, threatened to become a party) is disclosed in the Company Disclosure Schedule.

        3.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company, any acquisition of property by the Company or the overall conduct of business by the Company as currently conducted or as proposed to be conducted by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        3.11   PERMITS; COMPANY PRODUCTS; REGULATION.

               (a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Authorizations") and no suspension or cancellation of any Company Authorization is pending or, to the Company's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Company Authorization would not have a Material Adverse Effect on the Company. The Company is not in conflict with, or in default or violation of, (i) any laws applicable to the Company or by which any property or asset of the Company is bound or affected, (ii) any Company Authorization or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate have a Material Adverse Effect on the Company.

               (b) Since September 30, 1998, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the knowledge of the Company, the Company has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Company's products. There have been no recalls, field notifications or seizures




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ordered or, to the Company's knowledge, threatened by any such governmental or regulatory body with respect to any of the Products.

               (c) The Company has obtained, in all countries where either the Company is marketing or has marketed its Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed by the Company in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has identified and made available for examination by Purchaser all information relating to regulation of its Products, including licenses, registrations, approvals, permits, device listing, inspections, the Company's recalls and product actions, audits and the Company's ongoing clinical studies and trials. The Company has identified in writing to Purchaser all international locations where regulatory information and documents are kept.

               (d) To the Company's knowledge, the Company has at all times conducted, and is presently conducting, its operations so as to comply with all laws, statutes, ordinances, rules and regulations applicable to the conduct or operation of its business or the ownership or use of its assets, except where failure to do so would not have a Material Adverse Effect.

        3.12   INTELLECTUAL PROPERTY.

        Section 3.12 of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and mask work rights, including the jurisdictions in which each such intellectual property right has been issued or registered or in which any application for such issuance and registration has been filed (collectively, the "Intellectual Property"), (ii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any products of the Company that are, individually or in the aggregate, material to the business of the Company. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

        3.13   TAXES.

                (a) All tax returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such returns are true, complete and correct. All taxes shown to be payable on such returns or on subsequent assessments with respect thereto, and all payments of estimated taxes required to be made by or on behalf of the Company have been paid in full on a timely basis, and no other taxes are payable by the Company with respect to items or




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

periods covered by such returns (whether or not shown on or reportable on such returns).

               (b) To the Company's knowledge, no audit of the returns of or including the Company by a government or taxing authority is in process or threatened. No deficiencies exist or have been asserted or are expected to be asserted with respect to taxes of the Company, and the Company has not received notice that it has not filed a tax return or paid taxes required to be filed or paid.

        3.14 EMPLOYEE MATTERS. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the Company's knowledge, threatened, between the Company and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on the Company. The Company is not a party to any collective bargaining agreement or other labor unions contract nor is the Company aware of any activities or proceedings of any labor union or organize any such employees.

        3.15   MATERIAL CONTRACTS.

               Section 3.15 of the Company Disclosure Schedule contains a list of all contracts and agreements to which the Company is a party and that are material to the business, results of operations, or condition (financial or otherwise), of the Company taken as a whole (the "Material Contracts"). Stockholder has not been notified of any alleged present material breach or violation by the Stockholder or the Company of any Material Contract.

        3.16 BROKERS' AND FINDERS' FEES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.17   ACCOUNTS RECEIVABLE.

               (a) The Company has made available to Purchaser a list of all accounts receivable of the Company reflected on the Financial Statements ("Accounts Receivable") along with a range of days elapsed since invoice.

               (b) All Accounts Receivable of the Company arose in the ordinary course of business. No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

               3.18 INVENTORY. All of the inventories of the Company reflected in the Financial Statements and the Company's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business.




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               3.19 INTERCOMPANY TRANSFERS AND AGREEMENTS. All agreements and obligations (other than those set forth in this Agreement) between the Company and the Stockholder (and any subsidiaries or divisions thereof) shall terminate as soon as reasonably practical following the Closing Date. As of the Closing Date, all liabilities and obligations (other than those set forth in this Agreement) of the Company owed to the Stockholder (and any subsidiary or division thereof) shall have been satisfied in full.

               3.20 TITLE TO ASSETS. The Company owns and has good, valid, marketable title to all assets purported to be owned by it, including (i) all assets reflected on the Company Balance Sheet, (ii) all assets acquired by the Company since the Company Balance Sheet Date, (iii) all rights of the Company under the Material Contracts and (iv) all other assets reflected in the books and records of the Company as being owned by the Company. All of said assets are owned free and clear of any liens or other encumbrances.

               3.21 CASH BALANCE. Stockholder has provided to the Purchaser a statement setting forth accurately the cash balance of all Company accounts as of September 30, 1998 and has made available to the Purchaser the documentation used in determining such amount.

               3.22 FULL DISCLOSURE. None of this Agreement, the schedules and exhibits attached hereto, and all other documents delivered by the Company to the Purchaser contains or will contain any untrue statement of fact, and none of such documents omits to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

                                    SECTION 4

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

        Except as disclosed in a document of the same date as this Agreement and delivered by the Stockholder to Purchaser prior to the execution and delivery of this Agreement and referring to the representations and warranties in this
Section 4 (the "Stockholder Disclosure Schedule"), the Stockholder hereby represents and warrants to Purchaser, as to itself, as follows:

               4.1 POWER, AUTHORIZATION AND VALIDITY. The Stockholder has all requisite legal and corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by all necessary action, including, corporate action, by or on behalf of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby.




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               4.2 TITLE TO STOCK. The Stockholder is the sole owner of the
Shares and has or will have, as of the Closing, valid title to such Stock free and clear of all restrictions, claims, liens, charges, encumbrances and equities whatsoever. The Stockholder represents that it has or will have, as of the Closing, full right, power and authority to sell, transfer and deliver such Stock to Purchaser, and, upon delivery of the certificate or certificates therefor duly endorsed for transfer to Purchaser and Purchaser's payment for and acceptance thereof, will transfer to Purchaser valid title thereto free and clear of any restriction, claim, lien, charge, encumbrance or equity whatsoever. The Stockholder is not party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of the Shares. There is no action, proceeding, claim or, to the Stockholder's knowledge, investigation against the Stockholder or the Stockholder's assets, properties or, as applicable, any of the Stockholder's officers or directors, pending or, to the Stockholder's knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any other manner impacting upon the Shares held by such Stockholder.

               4.3 NO VIOLATION. The execution, delivery and performance of this Agreement, and the consummation of the Purchase and the other transactions contemplated by this Agreement do not and will not conflict with or result in a violation of the Certificate of Incorporation, Bylaws or other applicable charter document of the Stockholder, or conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default or result in the creation or imposition of any lien, charge or encumbrance upon any of the Stockholder's Stock under, (a) any instrument, indenture, lease, mortgage or other agreement or contract to which the Stockholder is a party or to which such Stockholder or any of such Stockholder's assets or properties may be subject or (b) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to the Stockholder or the Stockholder's assets or properties. The consummation of the Purchase and the other transactions contemplated by this Agreement will not require the consent of any third person with respect to the rights, licenses, franchises, leases or agreements of the Stockholder.

               4.4 ENVIRONMENTAL MATTERS. To the Stockholder's knowledge, there are presently no substances released by the Company in quantities or concentrations that could give rise to obligations, responsibilities or liabilities of the Company under any federal, provincial or state law relating to the protection of the environment from actual or potential exposure to any regulated substance.

               4.5 ACKNOWLEDGMENT. The Stockholder hereby acknowledges that the Stockholder has read this Agreement and the other documents to be delivered in connection with the consummation of the transactions contemplated hereby and has made an independent examination of the transactions contemplated hereby (including the tax consequences thereof). The Stockholder acknowledges that the Stockholder has had an opportunity to consult with and has relied solely upon the advice, if any, of the Stockholder's legal counsel, financial advisors, or accountants with respect to the transactions contemplated hereby to the extent the Stockholder has deemed necessary, and has not been advised or directed by Purchaser, the Company or its legal counsel or other advisors in respect of any such matters and has not relied on any such parties in connection with this Agreement and the transactions contemplated hereby.

                                    SECTION 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Except as disclosed in a document of even date herewith and delivered by Purchaser to the Company and the Stockholder prior to the execution and delivery of this Agreement (the "Purchaser Disclosure Schedule"), Purchaser hereby represents and warrants to the Company and the Stockholder as follows:

        5.1 ORGANIZATION, STANDING AND POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Purchaser.

        5.2 AUTHORITY. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against the Purchaser in accordance with its terms.

        5.3    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Charter document or Bylaws of Purchaser, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for (i) any filings as may be required under applicable U.S. state securities laws and the securities laws of any other country, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Purchaser and would not prevent, materially alter or delay, any the transactions contemplated by this Agreement.

        5.4 GOVERNMENTAL AUTHORIZATION. Purchaser has obtained each governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Purchaser's or business ("Purchaser Authorizations"), and all of such Purchaser Authorizations are in full force and effect, except where the failure to obtain or have any of such Purchaser Authorizations could not reasonably be expected to have a Material Adverse Effect on Purchaser.

        5.5 BROKER'S AND FINDERS' FEES. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        5.6 DISCLOSURE OF INFORMATION. The Purchaser believes that it, or its representatives, have received all information as Purchaser considers necessary for evaluating the risks and merits of acquiring the Shares and has had the opportunity to make further inquiries of the Company and Stockholder and their representatives for additional information. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement.

                                    SECTION 6

                    INDEMNIFICATION; TRANSFER OF LIABILITIES

        6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Purchase and continue until one year after consummation of Purchase (the "Termination DATE"); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims. All covenants to be performed after the Closing Date shall continue indefinitely.

        6.2    INDEMNIFICATION.

               (a) INDEMNIFIED DAMAGES. Subject to the limitations set forth in this Section 6, from and after the Closing Date, the Stockholder shall indemnify Purchaser and its affiliates, officers, directors, employees, representatives and agents (each an "Indemnified Person" and collectively "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Stockholder, or representations or warranties made by the Company at or prior to the Closing or covenants or agreements to be performed in full at or prior to the Closing, contained in this Agreement, including any exhibits or schedules attached hereto, which becomes known to

Purchaser prior to the Termination Date. Damages in each case shall be net of the amount of any insurance proceeds, tax benefit or indemnity and contribution actually recovered by Purchaser.

               (b) EXCLUSIVE CONTRACTUAL REMEDY AND LIMITATIONS. Purchaser, Stockholder and Company each acknowledge that Damages, if any, would relate to unresolved contingencies existing at the Closing Date, which if resolved at the Closing Date would have led to a reduction in the total consideration Purchaser would have agreed to pay in connection with the Purchase, except as provided in Sections 6.3, 6.4 and 6.5 herein. The maximum liability of Stockholder for any breach of a representation, warranty or covenant of the Company shall be limited to the Purchase Price.

               (c) INDEMNITY BY PURCHASER. Subsequent to the Closing Date, Purchaser agrees to indemnify and hold harmless the Stockholder and its affiliates, officers, directors, employees, representatives and agents (collectively, the "Stockholder Indemnitees") from and against any Damages based upon, arising out of or otherwise in respect of any material breach of any representation, warranty or covenant of Purchaser contained herein or in any certificate delivered pursuant hereto, which breach becomes known to Stockholder and is asserted in writing to Purchaser on or before the Termination Date, at which date this indemnification provision shall terminate.

        6.3    PRODUCTS LIABILITY.

               (a) PURCHASER PRODUCTS LIABILITY. Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser and Company shall be jointly and severally liable for, and hereby indemnifies and holds harmless the Stockholder Indemnitees against, all losses, costs, damages, liabilities, fees (including, without limitation, attorneys' fees) and expenses of all products liability claims and actions of any nature whatsoever arising under or related to the Company's products sold on or after the Closing Date, regardless whether such claims are based on product design, manufacturing, labeling or otherwise; provided, however, that (i) Stockholder (A) provides written notice to the Purchaser of any such claim or action relating to products liability claims which Stockholder receives within ten (10) business days of Stockholder's receipt thereof, and (B) provides reasonable assistance (at the Purchaser's expense) in the defense or settlement of such claim or action, and
(ii) the indemnity provided in this Section 6.3(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Purchaser (which consent shall not be unreasonably withheld).

               (b) COMPANY PRODUCTS LIABILITY. Subject to the terms and conditions of this Agreement, Purchaser shall not be liable for, and the Stockholder shall remain solely liable for, and hereby indemnify and hold harmless the Indemnified Persons against, all losses, costs, damages, liabilities, fees (including, without limitation, attorneys' fees) and expenses of all products liability claims and actions of any nature whatsoever arising under or related to the Company's products sold prior to the Closing Date, regardless whether such claims are based on product design, manufacturing, labeling or otherwise; provided, however, that (i) Purchaser (A) provides written notice to Stockholder of any such claim or action relating to products liability claims within ten (10) business days of Purchaser's receipt thereof, and (B) provides reasonable assistance (at Stockholder's expense) in the defense or settlement of such claim or action, and (ii) the indemnity provided in this
Section 6.3(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Stockholder (which consent shall not be unreasonably withheld).

               (c) INDEMNIFICATION GENERALLY. The indemnifying party under
Section 6.3(a) or 6.3(b) above shall have the right to assume the defense of any such claim and any litigation or other proceeding resulting from such claim with counsel mutually acceptable to the parties (which acceptance shall not be unreasonably withheld); provided, however, that an indemnified party shall have the right to retain its own separate counsel, with the reasonable fees and expenses to be paid by such indemnified party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this 6.3, but the omission so to deliver written notice to the indemnifying party or any third party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.3. The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent, which consent shall not be unreasonably withheld, of the indemnified party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or litigation.

               (d) PRODUCTS LIABILITY INSURANCE. Purchaser and Stockholder shall include the other as an additional named insured on its breast implant product liability insurance policies, and shall maintain minimum primary coverage of (*) and a minimum excess liability coverage of (*).

        6.4 ASSUMPTION OF LEASES. The Company shall retain all rights, liabilities and obligations under all leases (including subleases, if any) to which the Company is a party, provided, however, that the Stockholder shall assume all responsibility with respect to the three leases to which the Company is a party which pertain to the third floor south and third floor north, and the unused portion of the ground floor warehouse, of the premises located at Puits-Godet 24, Neuchatel, Switzerland.

        6.5 CLAIMS BY FORMER EMPLOYEES. Subject to the terms and conditions of this Agreement, Purchaser shall not be liable for, and the Stockholder shall remain liable for, and hereby indemnifies and holds harmless the Indemnified Persons against, all losses, costs, damages, liabilities, fees (including, without limitation, attorneys' fees) and expenses of all claims and causes of action initiated by former employees of the Company; provided, however that (i) such claims are solely related to the former employee's employment by the Company and (ii) such former employee's employment by the Company was terminated prior to the Closing Date.


*Confidential treatment has been or will be timely requested for a portion of this document.

                                    SECTION 7

                         COVENANTS AND OTHER AGREEMENTS

        7.1 COVENANTS OF COMPANY AND THE STOCKHOLDER.

               (a) SALE AND RETURN OF EXISTING INVENTORY. Subject to appropriate notification of the Company's notified body in Europe as provided in Section 2.2(c) above, Purchaser will sell all existing product inventory (the "Existing Inventory") after the Closing Date. The Stockholder's subsidiaries will return all Existing Inventory to the Company's premises at Neuchatel, Switzerland within two weeks of the Closing Date. The Stockholder's name (or its prior corporate name) on all packaging, labeling, promotional brochures and other materials disseminated to the public in connection with the sale of the Existing Inventory will be changed to or "over-labeled" with the Purchaser's name (to the extent such labeling does not compromise sterility of the Product) and with a reasonably prominent notice that the Company is no longer affiliated with the Stockholder. The Company covenants to maintain data and records on manufacturing lots and unique product identifiers on the Existing Inventory shipped and/or sold.

               (b) EXISTING CLINICAL TRIALS. The Stockholder shall continue to monitor and maintain responsibility for the Company's clinical trials which are existing on the Closing Date. The Stockholder shall solely own all right, title and interest in and to the information and data generated from such trials.

               (c) COMPLAINT HANDLING AND EXPLANT ANALYSIS. The Stockholder shall perform all complaint handling and explant analysis with respect to all of the Company's products sold prior to the Closing Date, including, but not limited to, the product currently known as the Trilucent implant.

               (d) WARRANTY REIMBURSEMENT. Notwithstanding Section 8.2(c) below, with respect to the Company's products sold prior to the Closing Date, Stockholder shall reimburse Purchaser for the cost of each replacement implant, if any, provided under warranty by Purchaser at the lower of (i) (*) per replacement implant or (ii) Purchaser's actual manufacturing costs of such replacement implant. The Stockholder shall only reimburse Purchaser for costs of the actual implant, and not for any related costs (including without limitation surgical or other medical costs), and Stockholder's reimbursement obligations, and the Company's obligation to supply the replacement implants at the price provided in the preceding sentence, under this Section 8.1(d) shall terminate five (5) years following the Closing Date.

               (e) FURTHER ACTS. After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties will take any further actions necessary or desirable to carry out the purposes of this Agreement and to vest in Purchaser full title to all properties, assets and rights of the Company. In addition, without in any way limiting the generality of the foregoing, the Company and, to the extent required, the Stockholder hereby agree to take any and all further actions necessary or desirable to carry out the assignment to Purchaser of all Intellectual Property.

*Confidential treatment has been or will be timely requested for a portion of this document.

               (f) ACCESS TO INFORMATION. After the Closing Date, Stockholder, the Company and the Purchaser each agree to provide the other parties with reasonable access to information concerning the Products, customer inquiries concerning the Product, complaint handling and explant analysis relating to the Product (collected pursuant to Section 7.1(c) above). In addition, after the Closing Date, each of the Stockholder, the Company and the Purchaser agrees to provide the other parties with information and data related to existing clinical trials (collected pursuant to Section 7.1(b) above) to the extent that such other party or parties is required to disclose such information and data to regulatory or governmental authorities, and to the extent such information and data is reasonably necessary for such other party or parties to conduct a defense against any personal injury or products liability claims related to the Products.

        7.2    COVENANTS OF THE PURCHASER.

               (a) COMPLAINT HANDLING AND EXPLANT ANALYSIS. The Purchaser shall perform all complaint handling and explant analysis with respect to all of the Company's products sold on or after the Closing Date, including, but not limited to, the product currently known as the Trilucent implant.

               (b) ATTRIBUTION. The Purchaser shall, for a period of twelve (12) months after the Closing Date, include a notice in all public announcements, press releases and marketing materials, and on all of the Company's product labeling and packaging, to attribute ownership of the Company and the Company's products to Purchaser.

               (c) PRODUCT WARRANTIES. Subject to the reimbursement provisions of Section 7.1(d), the Purchaser shall maintain and service all product warranties with respect to the Company's products sold prior to and after the Closing Date.

               (d) ROYALTY PAYMENTS. All Product royalties payable by Purchaser pursuant to Section 1(c) above shall be payable in U.S. dollars and shall be due and payable on a quarterly basis within thirty (30) days after the end of each calendar quarter. If the Products are sold or otherwise disposed of for monies other than U.S. dollars, the Net Revenue shall first be determined in the official currency of the country in which such Products were sold or disposed of and then converted into equivalent U.S. dollars at the exchange rate for such currency of such country. This rate shall be equal to the rate published by The Wall Street Journal for the last business day of each calendar quarter. Each quarterly payment shall include a report setting forth the total number of Products made during the preceding calendar quarter, the Net Revenues therefor and the calculation of the royalties due.

               (e) ROYALTY REPORTS. The Company shall keep accurate records in sufficient detail to enable the royalties payable to Stockholder hereunder to be determined, and agrees to permit said records to be examined during the term of this Agreement by an independent Certified Public Accountant appointed by Stockholder, provided that such inspections are conducted (i) at Stockholder's sole expense, (ii) not more than once per calendar year, (iii) during normal business hours, and (iv) only to the extent necessary to verify the reports and payments required hereunder. If an examination of such records discloses that the royalties actually paid with respect to any payment period are less than 95% of the royalties due and owing, the

Company shall promptly pay to Stockholder (i) the royalties still due and owed to Stockholder, and (ii) the reasonable and documented cost to Stockholder of such examination.

        7.3    EMPLOYEE MATTERS.

               (a) Purchaser shall have notified the Stockholder prior to the Closing Date which of the present employees of the Company it desires to retain on and after the Closing Date, and such employees are listed on Exhibit 7.3. The Stockholder will assume responsibility for the termination and severance benefits of the employees whom Purchaser does not desire to retain with the Company's business.

               (b) Purchaser acknowledges that it has identified those employees of Stockholder whom it desires to recruit for employment at the Company or Purchaser that are related to the business of the Company. Any hiring of these employees (if any) shall be completed within ten (10) days after the Closing Date and thereafter the provisions of Section 8.1 shall apply with respect to any other employees of Stockholder.

        7.4    PATENT MATTERS.

               (a) U.S. PATENT ASSIGNMENT. On or prior to the Closing, the Company shall have transferred and assigned to Stockholder all right, title and interest to all U.S. patents and patent applications held by the Company as specified in Exhibit 7.5(a)-1, including, but not limited to, U.S. Patent Numbers 4,995,882 and 5,300,120 (collectively, the "Assigned Patents"), pursuant to the form of Assignment Agreement attached hereto as Exhibit 7.5. The Stockholder agrees that it shall maintain the issued Patents set forth on
Exhibit 7.5(a)-2 (collectively, the "Maintained Patents." The Stockholder shall not, on or before four (4) years after the Closing Date, make, have made, use or sell any products under the Patents, or license any third party to do any of the foregoing consistent with the principles set forth in Section 8.2 below.

               (b) STOCKHOLDER OPTION TO DISTRIBUTE. The Company hereby grants to Stockholder an exclusive option (the "Stockholder Option") to acquire the exclusive right to market and distribute, to the exclusion of the Company and the Purchaser and any other third party, the Products under the Maintained Patents in the United States and its territories and possessions on terms no less favorable than those received by any other distributor of the Company's Products outside of the United States. This Stockholder Option does not obligate the Company to supply units of the Products to the Stockholder. This Stockholder Option and any rights granted upon exercise of the Stockholder Option shall terminate upon the earlier of (i) (*) or (ii) exercise of the Purchaser Option (as defined below).

               (c) COMPANY OPTION TO PURCHASE. On or before (*), the Company may elect to both purchase the Maintained Patents from Stockholder, and Stockholder shall transfer and assign all right, title and interest to certain of the Maintained Patents to the Company, and to buy out and thereby cancel the Stockholder Option upon payment to Stockholder of (*) in immediately available funds (the "Purchaser Option"). The obligation of the Purchaser to pay running royalties pursuant to Section 1(c) herein shall remain


*Confidential treatment has been or will be timely requested for a portion of this document.

in effect pursuant to its terms and shall not be affected by the exercise or expiration of the Purchaser Option.

               (d) LIMITED LICENSE TO CONDUCT CLINICAL TRIALS. Stockholder hereby grants to the Company a limited right, with right to sublicense, solely to conduct clinical trials under the Maintained Patents within the United States, provided, however, that such limited right shall terminate upon the earlier of (i) (*) or (ii) exercise of the Purchaser Option.

                                    SECTION 8

                                 NON-COMPETITION

        8.1    PURCHASER NONCOMPETE.

               (a) In consideration of the Stockholder entering into this Agreement, Purchaser undertakes that for (*) after the Closing Date neither it nor any affiliate of it will:

                      (i) participate, assist or otherwise be directly or indirectly involved or concerned, financially or otherwise, as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee, financier or otherwise in any business or activity which is the same as or substantially similar to the soft tissue reconstruction and augmentation, skin care or stress urinary incontinence business or any material parts of it (excluding the Company's business as it exists as of the Closing and excluding reconstructive products for hard and cartilagenous tissue overlay sold to the facial plastic surgery market) or any material part of it (the "Purchaser Restricted Business");

                      (ii) solicit, canvass, induce or encourage directly or indirectly any employee of Stockholder to leave the employment of Stockholder;

                      (iii) solicit, canvass, approach or accept any offer from any person or entity who was at any time during the twenty-four (24) months immediately preceding the Closing Date a customer or supplier of Stockholder with a view to establishing a relationship with or obtaining the patronage of that person or entity in the Purchaser Restricted Business;

                      (iv) interfere or seek to interfere, directly or indirectly, with any relationship between Stockholder and any client, customer, employee or supplier of the Purchaser Restricted Business.

               (b) If any of the separate and independent covenants and restraints referred to in clause (a) of this Section 8.1 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any other separate and independent covenants and restraints.

               (c) If any prohibition or restriction contained in clause (a) of this Section 8.1 is judged to go beyond what is reasonable in the circumstances, but would be judged reasonable


*Confidential treatment has been or will be timely requested for a portion of this document.

if that activity was deleted or that period or area was reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.

               (d) Purchaser acknowledges that:

                      (i) the prohibitions and restrictions contained in clause
(a) of this Section 8.1 are reasonable and necessary; and

                      (ii) Purchaser has received valuable consideration for agreeing to the covenants in clause (a) of this Section 8.1.

               (e) Purchaser acknowledges and agrees that it will be difficult to compute the amount of damage or loss to Stockholder if Purchaser violated any of its agreements under this Section 8.2, that Stockholder will be without an adequate legal remedy if Purchaser violated the provisions of this Section 8.1, and that any such violation may cause substantial irreparable injury and damage to Stockholder not fully compensable by monetary damages. Therefore, Purchaser and Stockholder agree that in the event of any violation by Purchaser of this
Section 8.2, Stockholder shall be entitled (i) to recover from Purchaser monetary damages, (ii) to obtain specific performance, injunctive or other equitable relief, of either a preliminary or permanent type, and (iii) to seek any other available rights or remedies at law or in equity which may be exercised concurrently with the rights granted hereunder.

        8.2    STOCKHOLDER NONCOMPETE.

               (a) In consideration of the Purchaser entering into this Agreement, Stockholder undertakes that for (*) after the Closing Date neither it nor any affiliate of it will:

                      (i) participate, assist or otherwise be directly or indirectly involved or concerned, financially or otherwise, as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee, financier or otherwise in any business or activity which is the same as or substantially similar to the breast implant business or any material part of it (the "Stockholder Restricted Business");

                      (ii) solicit, canvass, induce or encourage directly or indirectly any employee of Purchaser or the Company to leave the employment of Purchaser or the Company;

                      (iii) solicit, canvass, approach or accept any offer from any person or entity who was at any time during the 24 months immediately preceding the Closing Date a customer or supplier of Purchaser or the Company with a view to establishing a relationship with or obtaining the patronage of that person or entity in the Stockholder Restricted Business;

                      (iv) interfere or seek to interfere, directly or indirectly, with any relationship between Purchaser or the Company and any client, customer, employee or supplier of the Stockholder Restricted Business.


*Confidential treatment has been or will be timely requested for a portion of this document.

               (b) If any of the separate and independent covenants and restraints referred to in clause (a) of this Section 8.2 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any other separate and independent covenants and restraints.

               (c) If any prohibition or restriction contained in clause (a) of this Section 8.2 is judged to go beyond what is reasonable in the circumstances, but would be judged reasonable if that activity was deleted or that period or area was reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.

               (d) Stockholder acknowledges that:

                      (i) the prohibitions and restrictions contained in clause
(a) of this Section 8.2 are reasonable and necessary; and

                      (ii) Stockholder has received valuable consideration for agreeing to the covenants in clause (a) of this Section 8.2.

               (e) Stockholder and Purchaser acknowledge and agree that it will be difficult to compute the amount of damage or loss to Purchaser or the Company if Stockholder violated any of its agreements under this Section 8.2, that Purchaser or the Company will be without an adequate legal remedy if Stockholder violated the provisions of this Section 8.2, and that any such violation may cause substantial irreparable injury and damage to Purchaser or the Company not fully compensable by monetary damages. Therefore, Stockholder, the Company and Purchaser agree that in the event of any violation by Stockholder of this
Section 8.2, the Company shall be entitled (i) to recover from Stockholder monetary damages, (ii) to obtain specific performance, injunctive or other equitable relief, of either a preliminary or permanent type, and (iii) to seek any other available rights or remedies at law or in equity which may be exercised concurrently with the rights granted hereunder.

                                    SECTION 9

                                  MISCELLANEOUS

        9.1 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail or international courier (e.g. DHL) if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

               (a)    if to Purchaser, to:

                      Sierra Medical Technologies, Inc.
                      3817 South Carson Street
                      Suite 247
                      Carson City, NV 89701
                      Attention:  President
                      Telephone No.: (702) 884-2265

                      with a copy to:

                      Cooley Godward LLP
                      2595 Canyon Boulevard
                      Suite 250
                      Boulder, CO 80302
                      Attention: James C.T. Linfield
                      Facsimile No.:  (303) 546-4099
                      Telephone No.:  (303) 546-4000

               (b)    if to the Company, to:

                      LipoMatrix, Inc.
                      Rue des Puits Godet 20
                      CH-2000 Neuchatel
                      Switzerland
                      Attention:  President
                      Facsimile No.:  011-41-32-721-2034
                      Telephone No.:  011-41-32-723-8100

                      with a copy to:

                      William C. Miller
                      3516 Villanova Avenue
                      San Diego, CA 92122-2313
                      Facsimile No.:  (619) 587-2608
                      Telephone No.:  (619) 587-2608

               (c)    if to the Stockholder, to:

                      Collagen Aesthetics, Inc.
                      1850 Embarcadero Road
                      Palo Alto, CA  94303
                      United States of America
                      Attention:  President
                      Facsimile No.:  (650) 354-4751

                      Telephone No.:  (650) 856-0200

                      with a copy to:

                      Venture Law Group
                      2800 Sand Hill Road
                      Menlo Park, CA  94025
                      United States of America
                      Attention:  Elias J. Blawie
                      Facsimile No.:  (650) 233-8386
                      Telephone No.:  (650) 854-4488

        9.2 INTERPRETATION. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        9.4 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement is the product of all of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions: (a) are expressly canceled except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

        9.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

        9.6 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party in this Agreement will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        9.7 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, United States of America, without giving effect to principles of conflicts of law.

        9.8 ARBITRATION. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in New York, New York, USA in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

        9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.10 WAIVER OF RESTRICTIONS. The Company hereby consents to the transfers of the Shares that are the subject of this Agreement and waives any restrictions on transfer applicable to the Shares with respect to the transfers contemplated by this Agreement.

        9.11 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this
Section 9.11 shall be binding upon the parties and their respective successors and assigns.

        9.12 PUBLIC ANNOUNCEMENTS. Each party hereto agrees that the Purchaser, the Company and the Stockholder shall mutually agree upon any press release or publication with respect to the existence of this Agreement or the transactions contemplated hereby and further agree to cooperate in good faith with respect to any such press release or public statement, and, except as may be required by law, further agree not to issue any press release or public statement with respect to the existence of this Agreement or the transactions contemplated hereby without the prior written consent of the others. Purchaser also agrees, for a period of (*) after the Closing Date, that it will make clear the association between the Purchaser and the Company in its press releases and that the Purchaser's name will be displayed prominently on all public releases, marketing materials, labeling, packaging and other materials pertaining to the subject matter hereof or the products produced by the Company.

                            (Signature Page Follows)


*Confidential treatment has been or will be timely requested for a portion of this document.

               The parties have duly executed this Stock Purchase Agreement as of the date first above written.


"COMPANY"

LIPOMATRIX, INC.

By:    /s/ GARY S. PETERSMEYER
   -----------------------------
Name:  Gary S. Petersmeyer

Title: President


"PURCHASER"

SIERRA MEDICAL TECHNOLOGIES, INC.

By:     /s/ WINSTON A. ANDREWS
   -----------------------------
Name:   Winston A. Andrews

Title:  President


"STOCKHOLDER"

COLLAGEN AESTHETICS, INC.

By:     /s/ CHARLENE A. FRIEDMAN
   -----------------------------

Name:   Charlene A. Friedman

Title:  V.P., Legal & Regulatory Affairs